EXHIBIT 5.2
[LETTER HEAD FOR BALLARD SPHAR ANDREWS & INGERSOLL, LLP]


                                                                     FILE NUMBER
                                                                          866556



                                  June 3, 1998


Board of Directors
Aegis Realty, Inc.
625 Madison Avenue
New York, New York 10022

            Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

            We have served as Maryland counsel to Aegis Realty, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 832,254 shares (the "Shares") of Common Stock, $.01 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). The Shares consist of
(a) 809,754 shares (the "Plan Shares") to be issued by the Company pursuant to the Company's Incentive Share Option Plan (the "Plan") and (b) 22,500 shares (the "Director Shares") to be issued to certain independent directors of the Company pursuant to Letter Agreements (the "Letter Agreements") with such independent directors. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

            In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

            1. The Registration Statement, filed with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "1933 Act");

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            2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

            3. The Bylaws of the Company, certified as of the date hereof by its Secretary;

            4. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof (the "Resolutions"), relating to (i) the approval of the Plan and (ii) the issuance and registration of the Shares, certified as of the date hereof by the Secretary of the Company;

            5. A specimen of the certificate representing a share of Common Stock, certified as of the date hereof by the Secretary of the Company;

            6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

            7. The Plan, certified as of the date hereof by the Secretary of the Company;

            8. A form of the Letter Agreements, certified as of the date hereof by the Secretary of the Company;

            9. A certificate executed by the Secretary of the Company, dated the date hereof; and

            10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

            In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

            1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

            2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

            3. Each of the parties (other than the Company)

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executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

            4. Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

            5. The Shares will not be issued in violation of any restriction or limitation contained in the Charter.

            The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

            Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

            1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

            2. The Plan Shares have been duly authorized for issuance pursuant to the Plan and, when and if issued and delivered against payment therefor in accordance with the Resolutions and in the manner described in the Plan, will be (assuming that the sum of (i) all shares of Common Stock issued as of the date hereof, (ii) any shares of Common Stock issued between the date hereof and any date on which the Plan Shares are actually issued (not including the Plan Shares) and (iii) the Plan Shares will not exceed the total number of shares of Common Stock that the Company is then authorized to issue) validly issued, fully paid and nonassessable.

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            3. The Director Shares have been duly authorized for issuance pursuant to the Letter Agreements and, when and if issued and delivered against payment therefor in accordance with the Resolutions, will be (assuming that the sum of (i) all shares of Common Stock issued as of the date hereof, (ii) any shares of Common Stock issued between the date hereof and any date on which the Director Shares are actually issued (not including the Director Shares) and
(iii) the Director Shares will not exceed the total number of shares of Common Stock that the Company is then authorized to issue) validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

            We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

            This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                              Very truly yours,

                              /s/ Ballard Sphar Andrews & Ingersoll, LLP